EXHIBIT 99.1

Hooker Brands’ Revenue Helps Lift First Quarter Results for Hooker Furniture Corporation

MARTINSVILLE, Va., June 05, 2018 (GLOBE NEWSWIRE) -- Hooker Furniture (NASDAQ:HOFT) today reported consolidated net sales of $142.9 million, an increase of $12.0 million, or 9.2% compared to a year ago, for its fiscal 2019 first quarter ended April 29, 2018. Net income increased $2.4 million, or 50.7%, to $7.2 million, or $0.61 per diluted share versus the prior year period.

Double-digit sales gains for Hooker Branded Casegoods and Upholstery, along with the inclusion of Shenandoah Furniture’s net sales in the quarter, drove the revenue and income increases. “Beginning with the 4th quarter last year, Hooker Casegoods and Upholstery have out-performed other divisions and overall industry growth,” said Paul B. Toms Jr., chairman and chief executive officer.

The strong top and bottom line performance for the quarter was partially offset by a 4.2% net sales decrease and lower operating profit in the Home Meridian (HMI) segment, both attributed to short-term and temporary production and shipping delays from three major product vendors following Chinese New Year.

“The robust consolidated performance, despite a weak quarter for Home Meridian, validates our strategy to build a diverse portfolio of companies spanning multiple channels of distribution, products and price points,” said Toms.

During the first quarter, consolidated gross profit increased 13.6%, or $3.8 million, and increased as a percentage of net sales from 21.5% to 22.4% over the prior-year quarter, primarily due to increased gross profit in All Other. All Other profit gains were mainly attributed to the inclusion of Shenandoah Furniture results in the current year quarter following acquisition of the business in September 2017. Gross profit increases in the Hooker Branded segment were driven by a 12% net sales increase at Hooker Casegoods and a 30% increase at Hooker Upholstery. These gains were partially offset by the sales decrease in the Home Meridian segment, though gross profit remained flat as a percentage of net sales, principally due to favorable core cost of goods sold.

Consolidated operating income increased $2.1 million, or 29.6% to $9.4 million. The increase was driven primarily by improved Hooker Branded and All Other operating profit. Hooker Branded operating income benefited from proceeds received from company-owned life insurance of approximately $1 million. The Home Meridian segment showed an operating loss in this year’s first quarter results primarily due to decreased net sales. Amortization expense increased in the fiscal 2019 first quarter to $596,000 from $334,000 due to the addition of amortization expense on Shenandoah acquisition-related intangibles resulting from the purchase of the business in the fiscal 2018 third quarter.

Segment Reporting: Hooker Branded

Hooker Branded segment sales grew $5.3 million overall, or 14.1% in the first quarter of fiscal 2019 versus the prior year period, due to double-digit growth at both Hooker Casegoods and Hooker Upholstery.

The 12% sales surge in Casegoods continued positive momentum sequentially from the fourth quarter of fiscal 2018. “Our focus on both winning and emerging channels of distribution and product categories, along with a strong inventory position on best-selling collections, have had a positive impact on sales for the last two quarters,” Toms said.

Hooker Upholstery “has been on a roll for about 18 months now, with two great High Point Markets back to back, driving a 30% sales uptick this quarter,” Toms said.  “Our customers have responded favorably to expanded price points, styles and sourcing. Fresh product concepts with innovative function have been well received, and having dedicated leadership has had a positive impact.”

Segment operating margin increased to 15.7% from 13.2% for the fiscal quarter, reflecting the leverage gained from the uptick in sales and the previously mentioned life insurance proceeds.

Segment Reporting: Home Meridian

For the first quarter, HMI net sales declined 4.2% versus the prior year period, with decreases in both casegoods and upholstery. “During Chinese New Year, interruptions at three major vendors caused delays in production and shipments, including a factory fire and other vendors moving products from one facility to another,” said Doug Townsend, co-president of HMI. “Our vendors have recovered from their delays, and April shipments exceeded the prior year by 29%, but it was not enough to recover for the quarter. Incoming orders put us in a strong position for positive shipments in the second quarter.”

Orders in the first quarter were up 19.4% compared to the prior year quarter, and the quarter-end backlog is up 16.4%. “As we head into the second quarter, our May shipments were strong and are supported by large seasonal shipments to our Club Channel. In addition, the Hospitality Group, which had a slow fourth and first quarter, currently has a backlog that will allow it to contribute going forward,” Townsend said. “Overall, we remain confident in our long-term strategies.”

Segment Reporting: All Other

“All Other, which includes our domestic upholstery operations Bradington-Young, Sam Moore and Shenandoah, along with H Contract, had a solid quarter in growth and earnings,” Toms said. “Bradington-Young continues to grow steadily. We believe Sam Moore is turning the corner, making progress in manufacturing efficiency and profitability, and has enjoyed two good High Point Markets in a row. Sam Moore has a committed leadership team and is making solid improvements. Shenandoah generated $9 million in sales for the quarter, contributed to profitability and continues to give us a foothold in what we believe is the winning and growing lifestyle specialty furniture retail channel of distribution,” he said.

Cash, Debt and Inventory

The Company finished the fiscal 2019 first quarter with $46.6 million in cash and cash equivalents and $41.5 million in acquisition-related debt. Additionally, $28.5 million was available on its $30.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $84.2 million.

“To support the double-digit growth at Hooker Upholstery and Hooker Casegoods, we have increased our inventory levels slightly,” said Toms. “We are increasing our inventory investment to support the best-selling collections and products that are driving our business, and are diligently trimming underperforming and post-peak products from inventory in a way that has minimal impact, which has resulted in lower discounting and obsolescence costs. Our cash flow position is strong, and we were able to make an unscheduled debt payment of $10 million at the end of the first quarter.”

Outlook

“Retail business in the first quarter can best be described as choppy,” Toms said. “Overall, incoming orders vary by business unit but generally exceeded shipments. Generally, economic trends are favorable to the furniture industry, and we entered the second quarter with a good bit of momentum. Given the positive economic indicators and the diverse nature of our businesses, products, price points and distribution channels, we are strongly positioned and expect to continue to outperform the industry.”

Announcements

On May 18, 2018, the Martinsville/Henry County, Va. area experienced torrential rains. Two of the Company’s warehouse facilities were damaged as a result. Based on current estimates, the Company believes that the costs associated with the recovery efforts will exceed its insurance deductible of $500,000. Consequently, the Company expects to record a casualty loss of $500,000 during the fiscal 2019 second quarter. “Most importantly, none of our employees were injured. We had very minimal product loss and damage to our facilities, thanks to the efforts of our employees and contractors. We expect that amounts in excess of our deductible will be fully covered by the insurance policy in force at the time of the loss. The damage has caused only a nominal disruption in our ability to fulfill and ship orders,” Toms said.

Dividends

On June 4, 2018, our board of directors declared a quarterly cash dividend of $0.14 per share, payable on June 29, 2018 to shareholders of record at June 15, 2018.

Conference Call Details

Hooker Furniture will present its fiscal 2019 first quarter results via teleconference and live internet web cast on Tuesday afternoon, June 5, 2018, at 3:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 3363429. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 94th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2016 shipments to U.S. retailers, according to a 2017 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, specializing in casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, specializing in value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the risks specifically related to the concentrations of a material part of our of sales and accounts receivable in only a few customers; (3) achieving and managing growth and change, including the recent Shenandoah acquisition, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (5) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, including the implementation of a possible border-adjustment tax; (6) our ability to successfully implement our business plan to increase sales and improve financial performance; (7) changes in actuarial assumptions, the interest rate environment, the return on plan assets and future funding obligations related to the Home Meridian segment’s legacy Pension Plan, which can affect future funding obligations, costs and plan liabilities; (8) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (9) the cost and difficulty of marketing and selling our products in foreign markets; (10) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (11) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (12) disruptions affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices in Vietnam and China; (13) price competition in the furniture industry; (14) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (15) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (16) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (17) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (18) capital requirements and costs, including the servicing of our floating-rate term loans; (19) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (20) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (21) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (22) higher than expected employee medical and workers’ compensation costs that may increase the cost of our self-insured healthcare and workers compensation plans; and (23) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2018. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen Weeks Ended
	April 29,	April 30,
	2018	2017

Net sales	$142,892	$130,872

Cost of sales	110,926	102,729

Gross profit	31,966	28,143

Selling and administrative expenses	21,990	20,570
Intangible asset amortization	596	334

Operating income	9,380	7,239

Other income, net	5	92
Interest expense, net	382	251

Income before income taxes	9,003	7,080

Income tax expense	1,849	2,334

Net income	$7,154	$4,746

Earnings per share:
Basic	$0.61	$0.41
Diluted	$0.61	$0.41

Weighted average shares outstanding:
Basic	11,750	11,543
Diluted	11,774	11,578

Cash dividends declared per share	$0.14	$0.12

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Thirteen Weeks Ended
	April 29,	April 30,
	2018	2017

Net Income	$7,154	$4,746
Other comprehensive income:
Amortization of actuarial loss	43	15
Income tax effect on amortization	(11)	(5)
Adjustments to net periodic benefit cost	32	10
Reclassification of tax effect due to the adoption of ASU 2018-02	111	-

Total comprehensive Income	$7,297	$4,756

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	April 29,	January 28,
	2018	2018
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$46,558	$30,915
Trade accounts receivable, net	74,813	92,461
Inventories	84,203	84,459
Prepaid expenses and other current assets	5,565	5,314
Total current assets	211,139	213,149
Property, plant and equipment, net	28,572	29,249
Cash surrender value of life insurance policies	23,074	23,622
Deferred taxes	1,617	3,264
Intangible assets	37,543	38,139
Goodwill	40,058	40,058
Other assets	2,271	2,235
Total non-current assets	133,135	136,567
Total assets	$344,274	$349,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loan	$6,942	$7,528
Trade accounts payable	34,894	32,685
Accrued salaries, wages and benefits	6,357	9,218
Income tax accrual	4,019	3,711
Customer deposits	4,338	3,951
Other accrued expenses	3,385	2,894
Total current liabilities	59,935	59,987
Long term debt	34,488	45,778
Deferred compensation	11,257	11,164
Pension plan	2,348	2,441
Other long-term liabilities	924	886
Total long-term liabilities	49,017	60,269
Total liabilities	108,952	120,256

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,768 and 11,762 shares issued and outstanding on each date	49,082	48,970
Retained earnings	185,728	180,122
Accumulated other comprehensive income	512	368
Total shareholders’ equity	235,322	229,460
Total liabilities and shareholders’ equity	$344,274	$349,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited
	Thirteen Weeks Ended

	April 29, 2018	April 30, 2017
Operating Activities:
Net income	$7,154	$4,746
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,828	1,359
Gain on disposal of assets	(19)	(20)
Deferred income tax expense	1,638	2,288
Non-cash restricted stock and performance awards	343	646
Provision for doubtful accounts	(1,990)	13
Gain on life insurance policies	(508)	(150)
Changes in assets and liabilities
Trade accounts receivable	20,611	23,110
Inventories	(321)	(4,141)
Prepaid expenses and other current assets	(190)	696
Trade accounts payable	2,042	(6,897)
Accrued salaries, wages and benefits	(3,005)	(4,138)
Accrued income taxes	189	23
Customer deposits	387	520
Other accrued (income) expenses	424	(418)
Deferred compensation	(43)	(18)
Other long-term liabilities	39	223
Net cash provided by operating activities	28,579	17,842

Investing Activities:
Purchases of property, plant and equipment	(370)	(867)
Proceeds received on notes receivable	30	30
Proceeds of life insurance policies	1,099	-
Premiums paid on life insurance policies	(155)	(163)
Net cash provided by/(used in) investing activities	604	(1,000)

Financing Activities:
Payments for long-term debt	(11,893)	(1,464)
Cash dividends paid	(1,647)	(1,388)
Net cash used in financing activities	(13,540)	(2,852)

Net increase in cash and cash equivalents	15,643	13,990
Cash and cash equivalents at the beginning of year	30,915	39,792
Cash and cash equivalents at the end of quarter	$46,558	$53,782

Supplemental schedule of cash flow information:
Income taxes paid, net	$23	$23
Interest paid	324	243

Supplemental schedule of noncash investing activities:
Increase in property and equipment through accrued purchases	$166	$49

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
Unaudited

Net Sales
Thirteen Weeks Ended
	April 29, 2018		April 30, 2017
		% Net Sales		% Net Sales
Hooker Branded	$42,772	29.9%	$37,473	28.6%
Home Meridian	70,596	49.4%	73,702	56.3%
All Other	29,524	20.7%	19,697	15.1%
Consolidated	$142,892	100%	$130,872	100%

Operating Profit and Margin
Thirteen Weeks Ended
	April 29, 2018		April 30, 2017
		% Net Sales		% Net Sales
Hooker Branded	$6,726	15.7%	$4,950	13.2%
Home Meridian	(288)	-0.4%	846	1.1%
All Other	2,942	10.0%	1,443	7.3%
Consolidated	$9,380	6.6%	$7,239	5.5%

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949